Analyst Meeting 7 December 2017

Disclaimer All of the information herein has been prepared by trivago N.V. and its subsidiaries (the “Company”) solely for use in this presentation. The information contained in this presentation has not been independently verified. No representation, warranty or undertaking, express or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. The information contained in this presentation should be considered in the context of the circumstances prevailing at that time and has not been, and will not be, updated to reflect material developments which may occur after the date of the presentation. The Company may alter, modify or otherwise change in any manner the content of this presentation, without obligation to notify any person of such revision or changes. All trademarks, service marks and trade names appearing in this presentation are, to the Company’s knowledge, the property of their respective owners. The Company does not intend its use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of the Company by, any other companies. Special Note Regarding Forward-Looking Statements This presentation contains statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of our strategies, Adjusted EBITDA forecasts, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. While we always intend to express our best judgment when we make statements about what we believe will occur in the future, and although we base these statements on assumptions that we believe to be reasonable when made, these forward-looking statements are not a guarantee of our performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, such as negative worldwide economic conditions and ongoing instability and volatility in the worldwide financial markets; possible changes in current and proposed legislation, regulations and governmental policies; the dependency of our business on our ability to innovate, pressures from increasing competition and consolidation in our industry, our advertiser concentration, our ability to maintain and increase brand awareness, reliance on search engines and technology, fluctuations of our operating results due to the effect of exchange rates or other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of our control and could cause our actual results to differ materially from those we thought would occur. The forward-looking statements included in this presentation are made only as of the date hereof. We do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments. 2 trivago facts and figures 3 1. For the twelve month period ended September 30, 2017 2. Including vacation rentals & alternative accommodations 3. Including over 230 Hotel Chains € 1,023mm Revenue LTM1 710mm Qualified referrals LTM1 2bn+ Visits LTM1 1.8mm+ Hotels2 Over 400+ Booking sites3 55+ Countries served

4 Hotels’ online shift and increased complexity promote more value arising from specialized hotel search, driving its increasing share of the search market Accommodation bookings shifting online and hotels evolving into online marketing companies, deriving increasing value from the search layer Increased complexity due to rise in alternative accommodation and diversity in client preferences, driving increasing need for/ value from the search layer We are well positioned to benefit from strong secular trends Search layer Hotels/ Accommodations Travelers Key secular trends Booking layer 1 2 3 2 1 3

The development of one large advertiser’s revenue share 5 Relevance Assessment impacted our commercialization1 Current revenue share 1. As a result of the relevance assessment, certain advertisers needed to increase their CPC bids to maintain the same share of traffic from our website

We provided advertisers with additional flexibility in the marketplace Marketplace Increased advertisers access Automated Bidding Number of advertisers using Automated Bidding increased by >100%1 Express Booking Number of advertisers using Express Booking increased by >250%1 More advertisers 1. From October 2016 to November 2017 More rates

7 Back-end optimization Reorganized our hotel search team, separating user interface aspects from the service layer, which connects our user interface to our back-end systems We optimized our back-end structure to accelerate future product improvements Back-end

8 New product features User Interface improvements • Introduced tabs for slide-outs • Images viewable in full screen with tag enhancements • Simpler rating scale Boundless maps • Fluid content navigation on maps

Investment into our brand continues to increase aided brand awareness globally 9 800+ TV spots tested in 2017 745mm+ SEM1 bids per day2 Germany 85% United Kingdom 85% Australia 80% Italy 95% France 82% USA 79% Spain 91% >75% 50-75% 25-50% Below 25% Present but not covered in survey Not present trivago aided brand awareness. Map data collected between March and October 2017. Source: TNS Omnibus, Research Now, internal data 1. SEM = Search Engine Marketing 2. Average in November 2017

10 We developed a new attribution model for performance marketing channels • Focus on booking value • Cross device attribution New attribution model1 • Booking conversion increased • Increased efficiency in marketing spend Timeline First results Roll-out in DEA2 July 2017 Q4 2017 Q1 2018 Soft launch in SEM3 Full roll-out in SEM3 expected 1. Refers to our model for allocating our performance marketing spend 2. DEA = Display, Email, Affiliates 3. SEM = Search Engine Marketing

We continuously increase choice for our users More than hotels1 listed on our platform 1.8 million 11 11/2016 11/2017 >70% 1. Including alternative accommodations Booking sites Individual Hotels

12 1. As of November 30, 2017 2. Alternative accommodation include Vacation Rentals and Private Apartments 3. Alternative accommodation bookings grew by 27.5% from 2014 to 2016 and are expected to grow by over 20% in 2018 compared to 2016. Traditional hotel bookings grew by only 12% and are expected to grow by 12.7%, respectively, during the same periods. Source: Susquehanna International Group (SIG) Alternative accommodation is accretive to our offering • 200k+ properties on our platform1 • Alternative accommodations2 are becoming more important as users increasingly view them as an alternative to traditional hotels3 • It makes us more competitive in the long-tail of our inventory Revenue potential by properties Revenue per unit #Unit Private Apartments Vacation rentals B&B Small Hotels Large Hotels

Guidance for 2017 Total Revenue expected to grow at a rate between 36% and 39% Adjusted EBITDA1 expected to remain positive 13 1. Adjusted EBITDA is only adjusted for share-based compensation

Revenue ROAS OPEX RPQR Adjusted EBITDA Outlook 2018 Key focus on revenue growth flat by region Positive growth 1. Year-over-Year comparison for the same period in 2017 FY 20181 H1 20181 H2 20181

15 Outlook 2018: Possible Challenges Show repeat behavior from App users • Testing of bidding strategies and the effect of advertisers’ changing targets for their return on our platform • Advertiser and user response to our changes in the marketplace, such as relevance assessment and display changes, and the effects on cost-per-click bids and conversion rates • Effectiveness of our advertising in a competitive market • Continued advertiser use of metasearch as an advertising channel • Regulatory attention to the sector has increased and might have a negative impact on us and the sector in general. We are cooperating with any regulators that contact us • Chance our focus on lifetime value of the customer does not succeed • Costs to comply with SOX and resolve any new weaknesses that are discovered